Exhibit 2.3

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 11, 2010 by and among ITS, Inc., an Iowa corporation (“ITS”), ITS Acquisition Sub, Inc., an Iowa corporation and wholly owned subsidiary of ITS (“Acquisition Sub”), and Cardinal Software Inc., a Delaware corporation (“Seller”) and wholly owned subsidiary of CBG Holdings, Inc., a Delaware corporation (“Parent”).

RECITALS:

WHEREAS, Parent owns several subsidiaries that are in the business of developing, distributing, licensing, and maintaining software products for financial institutions, including cbanc, Q2 Software, Inc. and Seller.

WHEREAS, Seller is in the business of developing, distributing, licensing, and maintaining software products, including that certain Cardinal/400 software program and related products for use by financial institutions (the “Business”).

WHEREAS, Acquisition Sub desires to acquire substantially all of the assets of Seller and Seller desires to sell substantially all of its assets to Acquisition Sub (the “Acquisition”); and

WHEREAS, the board of directors of Seller, Parent, ITS and Acquisition Sub have approved the Acquisition upon and subject to the terms and conditions of this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the agreements, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article 1.
THE ACQUISITION

1.1                               Assets.

(a)                                 Seller hereby sells, transfers, conveys, assigns and delivers to Acquisition Sub, and Acquisition Sub hereby purchases and accepts from Seller, free and clear of all Encumbrances (as defined below), other than Permitted Encumbrances (as defined below), all of Seller’s right, title and interest in and to the Assets (as defined below), wherever located, all upon and subject to the terms and conditions of this Agreement.  The term “Assets” for purposes of this Agreement means the following assets of Seller:

(i)                                     Real Property Leases.  The leases and subleases of real property described in Schedule 1.1(a)(i) as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property and leasehold improvements thereon, and all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the “Real Property Leases”);

(ii)                                  Inventory.  All inventories of work-in-process, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the

Business is conducted, or located at customers’ premises on consignment, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories (the “Inventory”);

(iii)                               Accounts Receivable.  All accounts receivable (whether billed or unbilled, and including the portion of any accounts receivable for which Seller has established a reserve or other allowance for doubtful accounts or collection) and all notes, bonds and other evidences of indebtedness of and rights to receive payments, however arising (including out of sales occurring in the conduct of the Business) and any security agreements related thereto, including any rights of Seller with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith (the “Accounts Receivable”);

(iv)                              Equipment.  All machinery, equipment, fixtures, furniture, appliances, supplies, computers (but not leased computers), computer hardware (including, without limitation, servers), improvements, tools, all process records including standard operating procedures and quality records, all support documentation and similar items, and all other tangible personal property (other than Inventory and Vehicles) owned by Seller including, but not limited to, the items listed in Schedule 1.1(a)(iv), (the “Equipment”);

(v)                                 Equipment Leases.  (A) The leases or subleases of computers and equipment described in Schedule 1.1(a)(v)(A) as to which Seller is the lessor or sublessor, and (B) the leases of computers and equipment described in Schedule 1.1(a)(v)(B) as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described in subclauses (A) and (B), the “Equipment Leases”);

(vi)                              Business Contracts.  The contracts described in Schedule 1.1(a)(vi) (the “Business Contracts”);

(vii)                           Prepaid Expenses.  All prepaid expenses relating to the Business, including but not limited to the items listed in Schedule 1.1(a)(vii) (the “Prepaid Expenses”);

(viii)                        Intangible Personal Property.  All Intellectual Property (as that term is defined in Section 2.10), all goodwill (including all goodwill associated with or arising from service marks and trademarks of Seller), and all rights, privileges, claims, causes of action and options relating or pertaining to the Business or the Assets, including all copyrights which are owned by Seller in all software and the items listed in Schedule 1.1(a)(viii) (the “Intangible Personal Property”);

(ix)                              Licenses.  To the extent their transfer is permitted under the terms thereof and under applicable laws, all licenses (including applications therefor), including the licenses listed in Schedule 1.1(a)(ix) (the “Business Licenses”);

(x)                                 Vehicles.  All motor vehicles owned by Seller, including the vehicles listed in Schedule 1.1(a)(x) (the “Vehicles”);

(xi)                              Security Deposits.  All security deposits deposited by or on behalf of Seller as lessee or sublessee under the Real Property Leases or the Equipment Leases, including the security deposits identified in Schedule 1.1(a)(xi) (the “Tenant Security Deposits”);

(xii)                           Books and Records.  All books and records used or held for use in the conduct of the Business or otherwise relating to the Business or the Assets, in whatever form, including all electronic files, other than the minute books, stock transfer books and any corporate seal of Seller (the “Business Books and Records”);

(xiii)                        Software.  All software owned by Seller, in both object code and source code, including the Cardinal/400 software, including any and all copyrights in all such software and related manuals and documentation; and

(xiv)                       Other Assets and Properties.  All other assets and properties of Seller, except for the Excluded Assets (as that term is defined in Section 1.1(b) (the “Other Assets”), including the assets described in Schedule 1.1(a)(xiv).

“Encumbrances” shall mean all claims, charges, liens, security interests, mechanics’ or other statutory liens, mortgages, encumbrances, attachments, taxes, penalties, fines and any and all other demands, reservations, restrictions or third party interests of whatever type or nature whatsoever and howsoever arising or existing.

“Permitted Encumbrances” shall mean only (a) those Encumbrances, if any, as are expressly set forth in the terms and conditions of the Real Property Leases, the Equipment Leases or the Business Contracts; provided, however, that Permitted Encumbrances shall not include any liability or obligation whatsoever for any duties or obligations of Seller or Parent which arose or accrued under any of the Real Property Leases, the Equipment Leases or the Business Contracts on or at any time prior to the Closing Date or which relate in any way to the period on or prior to the Closing Date, or for any breach or default by Seller or Parent of or under any of the Real Property Leases, the Equipment Leases or the Business Contracts in any way arising out of or related to any act, omission, matter, event, circumstance or other occurrence taken, failed to be taken or otherwise occurring or arising, in whole or in part, on or prior to the Closing Date, (b) express licenses of Intellectual Property, Software and/or intangible assets as set forth in the Business Contracts, and (c) liens for Taxes not yet due and payable; provided, however, that Seller shall timely and fully pay all such Taxes when the Taxes otherwise become due and payable and Acquisition Sub is not assuming any Taxes incurred by, or otherwise payable by, Seller or Parent.  Acquisition Sub and ITS acknowledge (i) as provided in Section 1.4(b)(iv) of this Agreement, that certain consents or approvals may be required under the terms of the Scheduled Contracts which have not been obtained, and (ii) as provided in Section 1(f) of the Transition Agreement, certain consents, licenses, sublicenses or approvals may be required with respect to certain of the Seller Facilities and Transition Items (as those two terms are defined in the Transition Agreement) which have not been obtained.

To the extent any of the Business Books and Records are items susceptible to duplication and are either (x) used in a regular and material manner in connection with any of Parent’s businesses other than the Business or (y) are required by Law to be retained by Seller, Seller may retain those Business Books and Records and deliver photostatic copies or other reproductions from which, in the case of Business Books and Records referred to in clause (x), information solely concerning Parent’s businesses other than the Business has been deleted.  If any Business Books and Records are retained by Seller pursuant to this paragraph, Seller and Parent shall hold and utilize such Business Books and Records in accordance with, and subject to, the SPNC Agreement (as that term is defined in Section 1.4(b)(vi)).

(b)                                 Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from and shall not constitute Assets and are not being sold by Seller or purchased by Acquisition Sub pursuant to this Agreement:

(i)                                     Cash.  Cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents;

(ii)                                  Insurance.  Life insurance policies of officers and other employees of Seller and all other insurance policies relating to the operation of the Business;

(iii)                               Employee Benefit Plans.  All assets owned or held by any employee benefit plans;

(iv)                              Tax Refunds.  All refunds or credits, if any, of Taxes (as defined in Section 1.3(b) below) due to or from Seller;

(v)                                 Real and Personal Property.  All real estate owned by Seller and any personal property described in Schedule 1.1(b)(v);

(vi)                              Corporate Records.  The minute books, stock transfer books and corporate seal of Seller;

(vii)                           Litigation Claims.  Any rights (including indemnification) and claims and recoveries under litigation of Seller against third parties arising out of or relating to events prior to the date of this Agreement that are (a) related to the matters and/or parties described in Schedule 1.1(b)(vii) (the “Existing Litigation”), or (b) related to any other matters and/or parties (collectively, the “Litigation Claims”);

(viii)                        Excluded Obligations.  Without limiting the generality of Section 1.2(b), any lease, contract, agreement, document, instrument or understanding, whether written or oral, which is not a Real Estate Lease, an Equipment Lease or a Business Contract and any Business License which is not, by its terms or under applicable law, transferable or assignable to Acquisition Sub (the “Excluded Obligations”);

(ix)                              Rights Under This Agreement.  Seller’s rights under this Agreement; and

(x)                                 Other Excluded Assets.  The assets set forth on Schedule 1.1(b)(x).

1.2                               Liabilities.

(a)                                 Assumed Liabilities.  Acquisition Sub (i) assumes the Assumed Expenses (as that term is defined in the Assignment and Assumption Agreement), and (ii) assumes and agrees to perform each and all of the duties and obligations of Seller under the Real Estate Leases, the Equipment Leases and the Business Contracts (collectively, the “Assumed Contracts”) which arise and relate to the period on or after the date of this Agreement (including any obligations resulting from any breach of the Scheduled Contracts by virtue of the assignment of such contracts to Acquisition Sub), except that Acquisition Sub assumes and agrees to perform the obligations arising under any representation or warranty or any other term or condition of the Business Contracts (including the obligations with respect to the matters set forth on Schedule 2.8) regardless of whether any obligations arising from those terms arise prior to, on or following the date of this Agreement (“Assumed Warranty Liabilities”), all pursuant to and upon the terms and conditions of the Assignment and Assumption Agreement in the form attached to this Agreement as Exhibit “A” (the “Assignment and Assumption Agreement” and the liabilities assumed, the “Assumed Liabilities”).  The Assignment and Assumption Agreement shall be executed and delivered by Seller and Acquisition Sub concurrently with the execution of this Agreement.  Acquisition Sub will timely and fully satisfy all of the Assumed Liabilities when and as they become due.

(b)                                 Retained Liabilities.  Except only as otherwise expressly provided in the Assignment and Assumption Agreement with respect to the Assumed Liabilities, neither ITS nor

Acquisition Sub assume any duties, responsibilities, debts, liabilities, expenses, accounts payable or other obligations of any kind or nature whatsoever of Seller or Parent.  Seller or Parent will timely and fully satisfy all such unassumed duties, responsibilities, debts, liabilities, expenses, accounts payable and other obligations (“Retained Liabilities”) when and as they become due.  The Retained Liabilities include the following liabilities of Seller or Parent (i) the Existing Litigation; (ii) all Taxes due or payable by Seller or Parent, including all sales and use Taxes and all franchise, income and loan taxes which have been assessed by the Pennsylvania Department of Revenue; (iii) all obligations and liabilities of Seller or Parent under or with respect to any employee benefits plans, health and welfare plans and programs, and the 401(k) plan or under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including for any and all welfare and health care continuation requirements under Section 4980B of the Internal Revenue Code of 1986 and Part G of Subtitle B of Title 1 of ERISA (“COBRA”) for all former and existing employees of Seller or Parent and with respect to any M&A Qualified Beneficiary (as defined in the COBRA regulations) as a result of this Agreement or the Acquisition; (iv) without limiting clause (iii) and in addition thereto, all obligations and liabilities whatsoever for any employees, agents, sales or other personnel of Seller or Parent or who are otherwise connected with Seller or the Business, including all liability or responsibility under or relating to labor or employment agreements or arrangements with hourly, salaried or management personnel or arising under any laws, rules or regulations; (v) all liabilities or responsibilities arising from any breach or violation of any law, rule, regulation or order of any governmental authority or agency or court by Seller, Parent or any contractor, employee, agent, or other personnel of Seller or Parent; (vi) all Excluded Obligations; and (vii) the Seller Vendor Invoices (as that term is defined in the Assignment and Assumption Agreement.

1.3                               Purchase Price; Allocation.

(a)                                 Purchase Price.  The aggregate purchase price for the Assets (the “Purchase Price”) is $10,500,000, subject to adjustment as follows:

(i)                                     The Purchase Price shall be reduced, on a dollar for dollar basis, to the extent the Working Capital (as that term is defined below) of Seller on the date of this Agreement is less than $2,028,357 (the “Base Working Capital Amount”), and the Purchase Price shall be increased, on a dollar for dollar basis, to the extent the Working Capital of Seller on the date of this Agreement exceeds the Base Working Capital Amount.  The term “Working Capital” means the sum of the (a) accounts receivable, (b) deferred product costs, current portion (c) long-term deferred product costs, (d) prepaid expenses and other current assets, (e) fixed assets and (f) other long-term assets, all as shall be set out in the balance sheet of Seller as of the date of this Agreement (the “Closing Date Balance Sheet”).  Seller shall deliver the Closing Date Balance Sheet to Acquisition Sub concurrently with the execution of this Agreement.  The Closing Date Balance Sheet shall be prepared and presented in the same manner as the balance sheet included in the Financial Statements and Interim Financial Statements (as those terms are defined in Section 2.6).  The Base Working Capital Amount is based upon the following amounts:  (1) accounts receivable of $746,759; (2) deferred product costs, current portion of $511,446; (3) long-term deferred product costs of $519,516; (4) prepaid expenses and other current assets of $38,333; (5) fixed assets of $175,459; and (6) other long-term assets - $36,844.  ITS, Acquisition Sub and Seller acknowledge that Seller has reserved $25,000 against the accounts receivable of Carizzo Capital Bank of Texas (the “$25,000 Carizzo Reserve Amount”), with the $25,000 Carizzo Reserve Amount relating to Seller’s invoices to Carizzo Capital Bank during the calendar year 2009, with invoice dates and numbers of, respectively, 1/22/09 — 1263; 1/22/09 — 1264; 2/26/09 — 1542; 3/24/09 — 1765; 3/24/09 — 1766; 3/26/09 — 1792; 3/31/09 — 1829; 4/16/09 — 2032; 6/26/09 — 3281; 8/26/09 — 3282 and 10/13/09 - 3841 (collectively, the “2009 Carizzo Invoices”).  ITS, Acquisition Sub and Seller also acknowledge that the accounts receivable amount of $746,759 which is part of the Base Working Capital Amount is net of the $25,000 Carizzo Reserve Amount, and that the accounts receivable in the Closing Date Balance Sheet shall be reduced to take into account the $25,000 Carizzo Reserve Amount as part of determining the Working Capital as of the date of this Agreement.

(ii)                                  The Purchase Price shall be reduced, on a dollar for dollar basis, to the extent the deferred revenues of Seller on the date of this Agreement exceed the Base Deferred Revenues Amount (as defined below).  The term “Base Deferred Revenues Amount for purposes of this Agreement means the amount determined by subtracting (a) both the DR Reduction Amount (as defined below) and the Amortization Amount (as defined below), from (ii) $3,853,910.  The term “DR Reduction Amount” for purposes of this Agreement means the amount by which the deferred revenues of Seller were reduced by reason of the termination of the Business Contracts identified on Schedule 1.3(a)(ii), and of any other contract upon which any portion of the deferred revenues of Seller as of March 31, 2010 were based and with respect to which Seller received notice of termination at any time after March 31, 2010 and up to and including the date of this Agreement.  Seller acknowledges that the deferred revenues of Seller on the Closing Date Balance Sheet shall reflect the reductions set forth in Schedule 1.3(a)(ii) by reason of the termination of those Business Contracts listed thereon.  The term “Amortization Amount” for purposes of this Agreement means the amount by which the deferred revenues of Seller as of March 31, 2010 were reduced by Seller in accordance with the normal and ordinary course practices of Seller over the period from April 1, 2010 up to the date of this Agreement.  Seller acknowledges that the deferred revenues of Seller as of March 31, 2010 were $3,853,910.  The deferred revenues of Seller as of the date of this Agreement shall be set out in the Closing Date Balance Sheet.

(iii)                               The Purchase Price shall be reduced, on a dollar for dollar basis, by the amount of any deconversion, termination or similar fees paid to Seller at any time after March 31, 2010 and up to and including the date of this Agreement, by reason of or in connection with any termination of any Business Contract, for whatever reason or for no reason; provided, however, that no such reduction shall be made for the $10,000 of such fees which have been paid to Seller by Forrest City Bank, Forest City, Arkansas, with Seller hereby agreeing that Seller has performed all services and duties under Seller’s contract with the Forest City Bank.  Notwithstanding anything to the contrary herein, in no event shall any amount described in this subparagraph (iii) be included in the deferred revenues of Seller as of the date of this Agreement, but Seller shall follow Seller’s past normal and ordinary course accounting and books and records practices with respect to all such amounts.

As provided above, the adjustments provided for in subparagraphs (i) and (ii) above shall be based upon the Closing Date Balance Sheet, which must be delivered by Seller to Acquisition Sub concurrently with the execution of this Agreement and which must comply with Section 2.6.  An initial adjustment pursuant to this Section 1.3(a) shall be made immediately prior to the payment of the Closing Amount, and Acquisition Sub must notify Seller of any further objections Acquisition Sub has to the amounts or calculation of the Working Capital and/or deferred revenues of Seller as set out in the Closing Date Balance Sheet by giving Seller written notice of such objections and of the amount of Acquisition Sub’s proposed adjustment to the Purchase Price (an “Objection Notice”) within 30 days of the date of this Agreement.  If Acquisition Sub does not give Seller an Objection Notice within said 30 day period, or if Acquisition Sub otherwise notifies Seller within said 30 day period that Acquisition Sub has no further objections to the Closing Date Balance Sheet, then there shall be no further adjustment of the Purchase Price pursuant to either of subparagraphs (i) or (ii) above.  If Acquisition Sub timely gives Seller an Objection Notice, however, Seller shall have 15 days to give Acquisition Sub written notice of Seller’s response to the Objection Notice (the “Seller Response”).  If Seller fails to give a Seller Response to the Objection Notice, Seller shall be deemed to have agreed to the Objection Notice, and the Purchase Price shall be adjusted as set out in the Objection Notice and Acquisition Sub shall set off the adjustment amount against the Escrow Amount (as that term is defined in Section 1.4(a)) as provided in Section 1.6(g) and Seller shall pay any portion of such adjustment amount which is not satisfied by the Escrow Amount to Acquisition Sub, within five (5) days of the close of the above referenced 15 day period.  If Seller timely provides a Seller Response, then Acquisition Sub and Seller shall each appoint one representative to attempt to resolve such dispute over the 10 day period following the date Acquisition Sub receives the Seller Notice.  If Acquisition Sub and Seller are able to resolve the dispute within that 10 day period, then Acquisition Sub shall set off the adjustment amount against the Escrow Amount as provided in Section 1.6(g) and Seller shall pay any portion of such adjustment amount which is not satisfied by the Escrow Amount to Acquisition Sub within five (5) days of the close of said 10 day period.  If Acquisition Sub and Seller are unable to resolve such dispute within said 10 day period, then the Acquisition Sub and Seller may pursue any and all rights and remedies available to them with respect to such dispute.

(b)                                 Allocation of Purchase Price.  Acquisition Sub and Seller shall negotiate in good faith following the execution of this Agreement to attempt to agree to the allocation of the Purchase Price among the Assets consistently with subparagraph (a) above and with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and otherwise in proportion to their respective fair market values, but not in excess thereof, as mutually agreed by Acquisition Sub and Seller.  If Acquisition Sub and Seller cannot reach such mutual agreement within 30 days of the date of this Agreement, the fair market values shall be based on an appraisal obtained by an appraiser selected by Acquisition Sub (and reasonably acceptable to Seller), and any remaining amount shall be allocated to goodwill of the Business.  If, after application of the procedure described in the preceding sentence, the amount to be allocated among the Assets is insufficient to equal the Purchase Price, then such deficit shall be made up by reducing the allocation to the Assets proportionately and no amount shall be allocated to or determined to exist for the goodwill of the Business.  The appraisal referred to herein shall be delivered to Seller promptly after completion and in no event later than 90 days after the date of this Agreement.  Acquisition Sub and Seller each shall pay one-half of the fees of the appraiser and the other expenses of the appraisal.  Each party hereto agrees (i) to complete jointly and to file separately Form 8594 with its federal income Tax Return (as defined below) consistent with such allocation for the 2010 tax year, and (ii) that they will not take a position on any income, transfer or gains Tax Return, before any Governmental Agency (as defined below) charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the prior consent of the other.

“Tax” or “Taxes” for purposes of this Agreement means any foreign, federal, state, or local tax, fee, levy, assessment or other governmental charge, including any income (gross or net), franchise, gross receipts, property, sales, use, services, value-added, withholding, social security, estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, excise, severance, stamp, customs or occupation tax, and any interest, additions to tax and fines and penalties in connection therewith.  “Tax Returns” for purposes of this Agreement means all returns, amended returns, estimated returns, information returns, reports, and other filings regarding Taxes that were filed or are required to be filed under applicable law, whether on a consolidated, combined, unitary, or individual basis.  “Governmental Agency(ies)” for purposes of this Agreement means (a) any international, foreign, federal, state, county, or local governmental or administrative agency, (b) any governmental agency, authority, board, bureau, commission, department, or instrumentality, or (c) any court or administrative tribunal.

(c)                                  Sales and Use Taxes From the Acquisition.  Seller shall be responsible for and shall timely pay all sales, transfer, use and other taxes, if any, arising out of or payable with respect to the sale and transfer of the Assets by Seller to Acquisition Sub pursuant to this Agreement.

1.4                               Payment of Purchase Price; Other Actions and Agreements.

(a)                                 Upon the execution of this Agreement and the agreements, documents and instruments contemplated by this Agreement, Acquisition Sub shall pay the Closing Amount (as that term is defined below) to Seller by wire transfer of immediately available funds to such account as Seller may reasonably direct.  The term “Closing Amount” means the amount determined by subtracting (i) both $236,746 (the “Sales Tax Amount”), and $250,000 (the “Escrow Amount”), from (ii) the Purchase Price (as adjusted pursuant to Section 1.3(a)).  The Sales Tax Amount and the Escrow Amount shall be retained and held by Acquisition Sub subject to, and shall be applied and/or payable in accordance with, respectively, Section 1.6(e) and Section 1.6(g).

(b)                                 Seller shall permit Acquisition Sub reasonable access in order to allow Acquisition Sub to take actual and complete possession and control of the Assets and Seller shall discontinue Seller’s use of the Assets, including deleting all electronic files of the software (both object code and source code) of Seller and of the Books and Records.  Seller shall not be liable for any costs associated with physically delivering the Assets to Acquisition Sub.  Seller shall also duly execute and/or deliver, as the case may be, and shall cause Parent (with respect to subparagraphs (i), (vi), (viii), (ix) and (x)) and Q2 Solutions, Inc. (with respect to subparagraph (xii)) to execute and/or deliver, as the case may be, the following concurrently with the execution of this Agreement:

(i)                                     A Bill of Sale in the form attached hereto as Exhibit “B” (the “Bill of Sale”).

(ii)                                  All motor vehicle title transfers and related documents and instruments as may be required by applicable law, in form and content satisfactory to counsel for Acquisition Sub, transferring title to Acquisition Sub of all Vehicles which are subject to any certificate of title or similar or related laws, rules or regulations of any applicable jurisdiction.

(iii)                               Full, complete and unconditional releases of any and all Encumbrances (whether or not perfected), other than any Permitted Encumbrances, with respect to any of the Assets and not theretofore fully released, terminated or otherwise satisfied of record.

(iv)                              Other than with respect to the contracts set forth on Schedule 1.4(b)(iv) (the “Scheduled Contracts”), written consents or acknowledgements of all third parties necessary to permit the valid and effective sale, assignment, transfer and conveyance of the Assets to Acquisition Sub, in form and content acceptable to Acquisition Sub, including the approvals, consents or acknowledgements set out in Schedule 2.4 and the approval, consent and/or acknowledgement of the other parties to the Assumed Contracts, if required by the terms of the Assumed Contracts, all in form and content acceptable to ITS and Acquisition Sub.  The consents for the Patapsco Bank, Community South Bank and Middle Fork Financial Group, Inc. shall include a waiver of those respective institutions’ right to terminate their respective Business Contract as a result of the Acquisition.  Acquisition Sub acknowledges that the Scheduled Contracts are part of the Business Contracts.

(v)                                 All documentation necessary or appropriate to assign the registered Intellectual Property and other Intangible Personal Property to Acquisition Sub upon the records and in the office of the United States Patent and Trademark Office and United States Copyright Office and in any other offices in which any similar or related registrations have been obtained or applications therefor have been filed with respect to any of the Intellectual Property or other Intangible Personal Property, all in form and content acceptable to Acquisition Sub, including the assignments of copyrights and marks attached collectively to this Agreement as Exhibit “G”.

(vi)                              A Noncompete and Confidentiality Agreement in the form attached to this Agreement as Exhibit “C” (the “SPNC Agreement”).

(vii)                           The Closing Date Balance Sheet.

(viii)                        The Right of First Refusal Agreement in the form attached to this Agreement as Exhibit “D” (the “RFR Agreement”).

(ix)                              The Transition Services Agreement in the form attached to this Agreement as Exhibit “E” (the “Transition Agreement”).

(x)                                 The Indemnification Agreement in the form attached to this Agreement as Exhibit “F” (the “Indemnification Agreement”).

(xi)                              The Assignment and Assumption Agreement.

(xii)                           Amendments to the following agreements between Seller and Q2 Software, Inc. in the forms attached to this Agreement as Exhibit “J” (collectively, the “Q2 Amendments”): (1) Marketing Services Agreement dated May 16, 2006, and (2) Q2 Value Added Reseller License Agreement dated February 14, 2007, each as amended.

(xiii)                        An amendment to the Master Source Code Escrow Agreement dated December 8, 2009 between Seller and Barry G. Benton, P.C. in the form attached to this Agreement as Schedule K.

(xiv)                       Any payment required under Section 1.5.

(c)                                  Seller shall also cause R. H. Seale III to execute and deliver a Noncompete and Confidentiality Agreement in the form attached to this Agreement as Exhibit “H” (the “SP Employee NC Agreement”) concurrently with the execution of this Agreement; and (ii) Q2 Software, Inc. to execute and deliver the Q2 Referral Agreement in the form attached to this Agreement as Exhibit “I” (the “License Agreement:”) concurrently with the execution of this Agreement.

(d)                                 ITS and/or Acquisition Sub, as the case may be, shall duly execute and/or deliver, as the case may be, the following to Seller concurrently with the execution of this Agreement:

(i)                                     The Closing Amount;

(ii)                                  The SPNC Agreement;

(iii)                               An SP Employee NC Agreement with R. H. Seale III;

(iv)                              The RFR Agreement;

(v)                                 The Transition Agreement;

(vi)                              The Indemnification Agreement;

(vii)                           The License Agreement;

(viii)                        The Assignment and Assumption Agreement and

(ix)                              Any payment required under Section 1.5.

(e)                                  Seller Employees.  Seller has terminated Seller’s employment of each of the individuals listed in Schedule 2.13 effective concurrently with the execution of this Agreement, and Seller will pay each such individual all salary, benefits, vacation pay and all other obligations of Seller to each such individual accrued through the date of this Agreement; provided, however, that Seller shall maintain all of Seller’s health and welfare benefits and plans (including medical, dental, vision, long term disability, short term disability, group term life, supplemental life, dependent life and flexible benefits) and the 401(k) plan in place and in full force and effect through June 30, 2010 for all individuals who are employed or otherwise retained by Acquisition Sub, including the payment of premiums, benefits and claims thereunder.  Seller shall defend, indemnify and hold Acquisition Sub and ITS harmless from and against all of the foregoing obligations and matters.

On or prior to the date of this Agreement, Acquisition Sub shall offer employment to each of the individuals listed in Schedule 2.13 with compensation and benefits that are reasonable comparable to those provided by Seller as of March 31, 2010.

Seller consents to Acquisition Sub and/or ITS employing the individuals listed in Schedule 2.13, and Seller hereby waives and releases any noncompete, confidentiality or other covenants (in each case, solely with respect to the Business) which might prohibit, restrict, limit or otherwise affect such individuals’ right and ability to provide any services or duties with respect to the Business to or on behalf of Acquisition Sub and/or ITS.

1.5                               Prorations.  The prorations relating to the Assumed Contracts as provided for in the Assignment and Assumption Agreement will be made as of the date of this Agreement as provided in the Assignment and Assumption Agreement, and the net amount of all such prorations will be settled and paid on the date of this Agreement.

1.6                               Further Assurances; Post-Closing Cooperation.

(a)                                 At any time or from time to time after the execution of this Agreement, at Acquisition Sub’s or ITS’s request and without further consideration, Seller shall timely execute and deliver, and shall cause Parent to execute and/or deliver, to Acquisition Sub such other instruments of sale, transfer, conveyance, assignment and confirmation, and take such other actions, as may be reasonably necessary or desirable in order to more effectively transfer, convey and assign to Acquisition Sub, and to confirm Acquisition Sub’s title to, all of the Assets, and/or to put Acquisition Sub in possession and operating control of the Business and the Assets.

Without limiting the generality of the foregoing, Seller and/or Parent shall provide Acquisition Sub with (i) all documentation from Q2 Software, Inc. which is necessary to assign and transfer the domain names cardinal400.com; cardinal-software.com and Cardinal-software.net to Acquisition Sub, with such documentation to be in form and content satisfactory to Acquisition Sub; and (ii) voluntary disclosure agreements executed by both Seller and the applicable state tax authority, “no tax due”, “tax clearance” or other similar certificates and/or other evidence reasonably satisfactory to Acquisition Sub evidencing that no sales tax is due or payable by Seller in any ST State (as that term is defined in Section 1.6(e) below), or that all sales tax payable to the ST States has been paid, with such agreements, certificates and/or other evidence (“Sales Tax Evidence”) to be provided by Seller within 180 days of the date of this Agreement; provided, however, that such period shall be extended to up to 360 days of the date of this Agreement so long as Seller evidences that Seller is making reasonable and diligent efforts to obtain such Sales Tax Evidence (in either event, the “ST Compliance Period”).  Seller shall also, within 10 days of the date of this Agreement, take all actions which are necessary to change the name of Seller to a name which does not utilize either of the words “Cardinal” or “Software”, including filing amendments to its Certificate of

Incorporation and to all filings made by Seller to qualify as a foreign corporation in any state or other jurisdiction.  Seller and Parent shall also, if requested by Acquisition Sub, reasonably cooperate with Acquisition Sub in attempting to obtain any consents or approvals from the other parties to the Scheduled Contracts with respect to the assignment of the Scheduled Contracts by Seller to Acquisition Sub.

(b)                                 Following the execution of this Agreement, each party will afford the other parties, their counsel and their accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the date of this Agreement and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Agency, (iv) the determination or enforcement of the rights and obligations of any Acquiror Indemnitee or Seller Indemnitee under, respectively, Section 4.2 or Section 4.3, or (v) in connection with any actual or threatened action or proceeding with respect to the Business or the Assets.  Further, each party agrees for the period of the longer of (i) ten (10) years after the date of this Agreement, or (ii) the period required by applicable law with respect to the books, records or data in question, not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other parties and one or more of the other parties shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c)                                  If, in order to properly prepare its Tax Returns or other documents or reports required to be filed with Governmental Agencies or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of another party, such other party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.

(d)                                 Notwithstanding anything to the contrary contained in this Section, if the parties are in a dispute or an adversarial relationship or in litigation, mediation, arbitration or other dispute resolution procedure, the furnishing of information, documents or records in accordance paragraphs (b) or (c) of this Section 1.6 shall be subject to applicable rules relating to discovery.

(e)                                  Subject to release as set forth below, the Sales Tax Amount will be retained by Acquisition Sub (without the payment of any interest) with respect to each of the respective states listed in Schedule 1.6(e) (each an “ST State”) and in the respective amounts set forth in Schedule 1.6(e) (with respect to each ST State, the “ST Amount”) for the ST Period (as that term is defined below) for the ST State in question.  Acquisition Sub may set off against and withhold from the ST Amount for the ST State in question the amount of any sales tax payable by Seller to the ST State in question which has not been paid by Seller by the date of this Agreement and which has not been paid by Seller by the close of the ST Compliance Period, and Acquisition Sub may, in its discretion, pay such amounts directly to the applicable sales tax authority on Seller’s behalf, and, in any such case, Acquisition Sub shall notify Seller concurrently of each such payment.  The term “ST Period” with respect to each ST State means the period of time commencing with the date of this Agreement and continuing until the date on which Seller has provided Acquisition Sub with the Sales Tax Evidence for such ST State as contemplated by Section 1.6(a) above.  Within five days of the delivery of such Sales Tax Evidence, Acquisition Sub shall deliver the full ST Amount with respect to such ST State to Seller.  In the event the amount of sales tax payable by Seller to a ST State exceeds the ST Amount for such ST State, and such excess amount is paid by Acquisition Sub or ITS, Seller shall reimburse Acquisition Sub or ITS, as the case may be, for such excess amount within two days of the written demand therefor by Acquisition Sub or ITS, as the case may be.

(f)                                   Seller and Acquisition Sub acknowledge and agree that all accounts receivable of Seller (“Seller’s Accounts Receivable”) are included in the Assets and are being sold by Seller and purchased by Acquisition Sub pursuant to this Agreement.  Acquisition Sub shall, from and after the date of this Agreement, have sole control over and shall collect all accounts receivable arising from the Business, including all of Seller’s Accounts Receivable.  Acquisition Sub agrees that it will pursue collection of Seller’s Accounts Receivable in accordance with ITS’s normal and ordinary course of business as established for ITS’s other accounts receivable; provided, however, that Acquisition Sub shall in no event have any obligation to initiate any lawsuits regarding any of Seller’s Accounts Receivable or to place any of Seller’s Accounts Receivable for collection with any person or collection agency.  Collections on accounts receivable by Acquisition Sub on or after the date of this Agreement with respect to each customer shall be applied on a first in, first out basis for that customer, unless specifically instructed otherwise by the customer without any prompting.

In the event any of Seller’s Accounts Receivable remain uncollected by Acquisition Sub ninety (90) days after the due date therefor, and including any for which Seller had established a reserve or other allowance for doubtful accounts or collection (a “Past Due Accounts Receivable”), Acquisition Sub may elect, at its option, to (i) require Seller to purchase the Past Due Accounts Receivable from Acquisition Sub at a price equal to the amount of such Past Due Accounts Receivable (excluding any interest, late fees or similar charges with respect to such Past Due Accounts Receivable), which price shall be paid to Acquisition Sub by Seller within ten (10) days of the date of the written demand therefore from Acquisition Sub, or (ii) set off all such amounts against the Escrow Amount as provided in Section 1.6(g) and, in each case, deliver such Past Due Accounts Receivable and all rights to collect the same to Seller.  Acquisition Sub agrees to grant Seller reasonable access to Acquisition Sub’s books and records with respect to Seller’s Accounts Receivable for the sole and limited purpose of Seller reviewing Acquisition Sub’s collections on any Past Due Accounts Receivable which Acquisition Sub has required Seller to purchase from Acquisition Sub as provided above or which Acquisition Sub has set off against the Escrow Amount.  Seller acknowledges that (i) the Past Due Accounts Receivable include the amounts of $63,603.85 for Wayne County, $11,252.40 for Union State and $11,467.55 for Community Bank, with each such amount resulting from Seller’s accounting treatment for the “free” services provided to those respective banks; but Acquisition Sub agrees that Acquisition Sub shall not be entitled to require Seller to purchase more than $43,000 of such aggregate amount from Acquisition Sub pursuant to this subparagraph (f), or to set off more than $43,000 of such aggregate amount against the Escrow Amount pursuant to Section 1.6(g).

Acquisition Sub agrees that Acquisition Sub shall not require Seller to purchase the $25,000 Carizzo Reserve Amount pursuant to this subparagraph (f) or set off the $25,000 Carizzo Reserve Amount against the Escrow Amount pursuant to Section 1.6(g).  Acquisition Sub also agrees that if Acquisition Sub collects on any of the $25,000 Carizzo Reserve Amount, Acquisition Sub shall pay such amount to Parent within 10 days of Acquisition Sub’s receipt and actual collection of such amount.  Notwithstanding anything in this Section 1.6(f) which may appear to be to the contrary, Acquisition Sub does not have any duty or responsibility to devote any efforts to collect any of the 2009 Carizzo Invoices.

(g)                                  Acquisition Sub shall be entitled to retain the Escrow Amount, without the payment of any interest, for the Escrow Period (as that term is defined below).  Acquisition Sub may set off against and withhold from the Escrow Amount (i) the amount of any downward adjustments to the Purchase Price pursuant to Section 1.3(a), and/or (ii) the amount of any Past Due Accounts Receivable contemplated by Section 1.6(f) above.  The term “Escrow Period” means the 120 day period following the date of this Agreement; provided, however, that if Seller has provided a Seller Notice pursuant to Section 1.3(a), then the Escrow Period shall be extended beyond the 120 day period referenced above until the earlier of (i) the date which is 180 days after the Closing Date; or (ii) the date on which Acquisition Sub and Seller agree in writing to the adjustments to the Purchase Price under Section 1.3(a).  Acquisition Sub shall pay any remaining balance of the Escrow Amount to Seller within 10 days of the close of the Escrow Period.

(h)                                 Seller shall maintain all of Seller’s health and welfare benefits and plans and 401(k) plans in place and in full force and effect through June 30, 2010 for all of the employees of Seller who are employed or otherwise retained by Acquisition Sub, including the payment of employer’s portion of premiums, benefits and claims thereunder.

1.7                               Tax Consequences. Each party has consulted with its own tax advisors with respect to the tax consequences of the Acquisition

Article 2.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to ITS and Acquisition Sub as follows:

2.1                               Organization and Standing.  Seller and Parent are each a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Neither Seller nor Parent is a “foreign person” within the meaning of Section 1445(f) of the Code.  Seller does not own any interest in any subsidiary, affiliate, joint venture or other entity.

2.2                               Authority; Execution and Delivery.  The execution and delivery of this Agreement and the agreements, documents and instruments contemplated by this Agreement by Seller and Parent, and the performance by Seller and Parent of their obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action, and this Agreement and the agreements, documents and instruments contemplated by this Agreement constitute the valid and binding obligations of Seller and Parent, as applicable, enforceable against Seller and Parent in accordance with their respective terms.

2.3                               No Violations.  The execution and delivery by Seller and Parent of this Agreement and the agreements, documents and instruments contemplated hereby, and the consummation by Seller and Parent of the transactions contemplated hereby and thereby, do not (i) contravene any provisions of Seller’s or Parent’s charter or by-laws, (ii) constitute a default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) or give rise to any right to terminate, cancel, or accelerate or to any loss of benefit under any lease, indenture, mortgage, loan, credit agreement, or any other agreement (other than under the Scheduled Contracts with respect to the assignment of the Scheduled Contracts to Acquisition Sub or as a result of the failure to obtain any consents, licenses, sublicenses or approvals contemplated by Section 1(f) of the Transition Agreement) to which Seller or Parent is a party or by which Seller or Parent or any of their assets are bound, (iii) violate or constitute a breach of any decision, judgment, or order of any Governmental Agency by which Seller or Parent or any of their assets are bound, or (iv) violate any law, rule, or regulation by which Seller or Parent or any of their assets are bound.

2.4                               No Consents or Approvals of Governmental Agency or Others. Neither Seller nor Parent is required to obtain any approval, authorization of, consent, order of or waiver by, or make any declaration, filing or registration with, any Governmental Agency or any third party in connection with the execution and delivery of this Agreement or any agreement, document or instrument contemplated hereby by Seller or Parent or the performance by Seller or Parent of the transactions contemplated hereby or thereby, except for any of the foregoing which are specified on Schedule 2.4 and all of which (other than under the Scheduled Contracts with respect to the assignment of the Scheduled Contracts to Acquisition Sub) were obtained by Seller prior to the execution of this Agreement.

2.5                               Litigation.  Other than the Existing Litigation, there is no civil, governmental or other third party suit or action pending against Seller or Parent, or any administrative, arbitration or other similar proceeding pending against Seller or Parent, or any investigation of Seller or Parent of which Seller or Parent has been notified (a) that affects the Business or any of Seller’s assets; or (b) that challenges, or is likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or any of the agreements, documents or instruments contemplated hereby. Other than the Existing Litigation, to the Knowledge of Seller or Parent (as that phrase is defined below), no such suit, action, proceeding or investigation has been threatened and, to the Knowledge of Seller or Parent, there is no bona fide basis for any such suit, action, proceeding or investigation.  There is no order, judgment or decree of any Governmental Agency requiring Seller or Parent to take, or enjoining Seller or Parent from taking, any action of any kind with respect to the Business or the Assets.

2.6                               Financial Statements and Accounts Receivable.

(a)                                 Attached hereto as Schedule 2.6(a) is a true, accurate and complete copy of the Financial Statements and the Interim Financial Statements (as those terms are defined below). The Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of Seller, all of which books and records are true, accurate and complete, (ii) have been prepared in accordance with GAAP consistently applied with prior periods, and (iii) fairly present the financial position and results of operations of Seller in all material respects as of the dates and for the periods indicated therein, subject to the omission of footnote disclosure with respect to the Interim Financial Statements and, in the case of the Interim Financial Statements, normal, recurring year-end adjustments.  Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and with statutory accounting principles and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.  “Financial Statements” means Seller’s (a) balance sheet as of and at December 31, 2007, December 31, 2008 and December 31, 2009, and (b) statements of income for the fiscal years ending December 31, 2007, December 31, 2008 and December 31, 2009.  “Interim Financial Statements” shall mean Seller’s (a) balance sheet as of and at March 31, 2010, April 30, 2010 and May 31, 2010  and (b) statement of income for the three months ended March 31, 2010, the four months ended April 30, 2010 and the five months ended May 31, 2010.

(b)                                 Intentionally Omitted

(c)                                  Accounts Receivable.  Attached hereto as Schedule 2.6(c) is a complete and accurate list of all Accounts Receivable (including the aging thereof and any reserves or allowances with respect to any of the Accounts Receivable) as of the date of this Agreement.  Except as noted on Schedule 2.6(c), all of the Accounts Receivable set forth on Schedule 2.6(c) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  To the Knowledge of Seller or Parent, there is no contest, claim, or right of set-off under any contract with any obligor of any Accounts Receivable relating to the amount, validity or collectability of such Account Receivable.

2.7                               No Adverse Changes.  Since March 31, 2010 (i) there has not been any occurrence that has adversely affected in a material way, or is likely to adversely affect in a material way, the Business or the Assets, and (ii) Seller has not incurred any liability or entered into any transaction other than in the normal and ordinary course of business.

2.8                               Product Liability.  No defects or deficiencies exist in any of the software or other products or any of the services that Seller has sold or licensed that would reasonably be expected to give rise to any material liabilities for product liability or any material liabilities for any breach of warranty or representation or any other term or condition of any of the Business Contracts.  Except as set forth in Schedule 2.8 and as specifically set forth in the Business Contracts, (a) there are no warranties, express or implied, whether written or oral, with respect to the software or other products or services of Seller or the Business and (b) there are no pending, or, to the Knowledge of Seller or Parent, threatened, claims with respect to any breach of warranty or representation or any other term or condition of any of the Business Contracts.

2.9                               Customers and Suppliers.  Except as set forth in Schedule 2.9, since September 1, 2009, none of Seller’s customers or suppliers have notified Seller or Parent of their intent to cease or materially reduce purchasing or licensing from, or selling to Seller, or to terminate, not renew, seek a price reduction for or alter, in any material respect, their purchases or licenses from or sales to Seller or to terminate, not renew, seek a price reduction or a price increase for or alter in any material respect, their purchases or licenses from or sales to ITS or Acquisition Sub following the consummation of the Acquisition and other transactions contemplated hereby.  Schedule 2.9 includes the date on which services will cease to be provided by Seller with respect to any Business Contracts which have been terminated by Seller or the customer in question since September 1, 2009.

2.10                        Intellectual Property.  Attached hereto as Schedule 2.10 is a list of (i) certain copyrights, patents, patent applications, software (both object code and source code), service marks, trademarks, service mark and trademark applications, domain names and other Intellectual Property which are owned by Seller (the “Owned Intellectual Property”) and (ii) all IP Licenses (as defined below) to which Seller is a party as licensee of any Intellectual Property of a third-party (“Third-Party Intellectual Property”), including any IP Licenses pursuant to which Seller is authorized to use any third party software, other than Desktop Software (as defined below).  Schedule 2.10 lists all of Seller’s registered Intellectual Property.  Schedule 2.10 also lists all domain names registered in the name of Seller with the applicable registrar.  Except as specifically disclosed on Schedule 2.10:

(a)                                 Seller owns the Owned Intellectual Property (including the object code and source code of all software included within the Owned Intellectual Property) free and clear of any Encumbrances other than any Permitted Encumbrances.  The Permitted Encumbrances with respect to the object code and source code for all of the software which is included within the Owned Intellectual Property do not include, and none of the Business Contracts otherwise grant, any ownership of any such object code or source code to any third party.  Seller is licensed and, to the Knowledge of Seller and Parent, otherwise possesses legally enforceable rights, to use the Third Party Intellectual Property in accordance with the terms of the IP Licenses.

(b)                                 No claim or action with respect to the Owned Intellectual Property, or to the Knowledge of Seller or Parent, any of the Third-Party Intellectual Property (to the extent arising out of any use, reproduction or distribution of such Third-Party Intellectual Property by or through Seller or Parent), has been asserted or is pending or, to the Knowledge of Seller or Parent, is threatened by any person against Seller or Parent (i) to the effect that the sale, licensing or use by Seller or Parent of any Owned Intellectual Property or of any Third-Party Intellectual Property constitutes an unlawful use or infringes on or otherwise violates any right of any person; (ii) alleging that any of the Owned Intellectual Property or the Third-Party Intellectual Property constitutes an unlawful use or infringes, misappropriates or misuses the intellectual property of any person; (iii) challenging Seller’s ownership of or validity of its interest in the Owned Intellectual Property; or (v) challenging any IP Licenses or legally enforceable right of Seller to use any Third-Party Intellectual Property in the manner in which it is currently used by Seller.

(c)                                  No current or former employee or consultant of Seller or Parent, or, to the Knowledge of Seller or Parent, any other person, is engaged in the unauthorized use, disclosure, infringement or misappropriation of any Owned Intellectual Property.  There are no agreements to which Seller or Parent is a party that could reasonably be expected to limit ITS’s or Acquisition Sub’s use of or rights in the Owned Intellectual Property following the date of this Agreement.

(d)                                 Whether through written assignment or as a matter of law, including pursuant to “work for hire” doctrines, Seller or Parent has obtained from current and former employees or consultants of Seller and Parent that have contributed to the development of the Owned Intellectual Property, unconditional and full ownership of all such contributions.  To the Knowledge of Seller or Parent, no person other than Seller has any ownership of, or ownership rights in or to, any of the Owned Intellectual Property.

(e)                                  The Owned Intellectual Property does not constitute an unlawful use of, or infringe upon or otherwise violate, the intellectual property or other rights whatsoever of any person.

(f)                                   To the Knowledge of Seller or Parent, the use of the Third Party Intellectual Property in accordance with the terms of the IP Licenses does not constitute an unlawful use, or infringe upon or otherwise violate, the intellectual property or other rights whatsoever of any person.

(g)                                  Seller has not granted the other parties to the Business Contracts or any other person the right or authority to develop or make any upgrades, updates, enhancements or any other changes or modifications to any of the software which is owned by Seller, or to market, license or otherwise permit or authorize any other person to use any of the software which is owned by Seller.

(h)                                 Seller has not granted the other parties to the Business Contracts a license to the source code for any of the software which is the subject of the particular Business Contract in question, or any other rights to possess or use any such source code, other than any rights as may be granted to any such party under an escrow agreement to which such party is a signatory or other beneficiary.  Seller has provided Acquisition Sub with copies of each such escrow agreement.

“Intellectual Property” for purposes of this Agreement means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, logos, characters, fictitious business names and other marks, copyrights (whether in published or unpublished works), know-how, business methods, trade secrets, inventions, ideas, discoveries, improvements, confidential information, software (including user guides or manuals, data and all other similar or related documentation and all copies and tangible embodiments thereof in whatever form or medium, and including both the source code and object code of the software in question), technical information, processed technology, plans, drawings, specifications, prints, licenses, domain names, web sites, applications, formulations, and all other intellectual property that the Seller uses, whether or not registered or registrable.

“Desktop Software” means any third-party computer software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written agreement the licensee executed and includes software licensed under shrink wrap or click wrap licenses, the Microsoft Windows class of operating system software, and Microsoft Office or similar office productivity software (including individual programs contained therein).

“IP Licenses” means all licenses, agreements and other arrangements under which Seller has the right to use any Intellectual Property of a third party (other than Desktop Software).

2.11                        Real Property.

(a)                                 Seller does not own any real property.

(b)                                 Schedule 2.11 sets forth a list of all real property used in the Business that is leased by Seller (the “Leased Property”) and the leases pursuant to which Seller leases such Leased Property (the “Leased Property Leases”).  Schedule 2.11 lists, for each such Leased Property Lease, the name of the lessor, the date of the lease and the lease term.  The Leased Property Leases cover all the Leased Property that Seller uses in the conduct of the Business.  Seller has delivered to ITS or Acquisition Sub true, correct and complete copies of all of the Leased Property Leases.  Seller has good title to its leasehold interest in the Leased Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Each Leased Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms.  All accrued and currently payable rents and other payments required under the Leased Property Leases have been paid, and no notice of default or termination has been given or received by Seller, no event of default has occurred, and no condition exists and no event has occurred that, with the giving of notice, the lapse of time, or the happening of any further event, would become a default under or permit early termination of any of the Leased Property Leases.

(c)                                  All of Seller’s and Parent’s activities with respect to Leased Property have been and are being conducted in compliance with applicable Environmental Laws (as defined below), and there has been no release of Hazardous Materials (as defined below) on, in, from or onto the Leased Property.  Seller has not generated, manufactured, refined, transported, stored, handled, disposed of or released any Hazardous Materials on the Leased Property nor has Seller knowingly or negligently permitted the foregoing.  Seller has obtained all approvals and caused all notifications to be made as required by Environmental Laws, and Seller has obtained all required registrations with, licenses from, or permits issued by governmental agencies or authorities pursuant to any applicable Environmental Laws, and all such registrations, licenses or permits are in full force and effect.  Neither Seller nor Parent has received any notice of any violation of any Environmental Laws relating to the Leased Property,  and no action has been commenced or, to the Knowledge of Seller or Parent, threatened, regarding Seller’s compliance with any Environmental Laws relating to the Leased Property.  No tanks used for the storage of any Hazardous Material above or below ground are present or were at any time present on or about the Leased Property.  No action has been commenced or threatened regarding the presence of any Hazardous Material on or about the Leased Property,  and no Hazardous Materials are present on or at the Leased Property in such a manner as may require investigation or remediation under any applicable law.  No friable asbestos is present on the Leased Property.  “Environmental Laws” means any and all federal, state and local statutes, regulations and ordinances relating to the protection of human health and the environment, including the air, water and land.  “Hazardous Material” means any hazardous or toxic material, substance, or waste including, without limitation, those materials, substances, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. § 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), petroleum products (as defined in Title I to the Resource Conservation and Recovery Act, 42 U.S.C. § 6991-6991(i)) and their derivatives, and such other materials, substances, and wastes as become regulated or subject to cleanup authority under any Environmental Laws.

2.12                        Equipment and Vehicles.  Except as disclosed on Schedule 2.12 attached hereto (i) Seller has good title to all of the Equipment and the Vehicles, (ii) the Equipment and the Vehicles are free and clear of all Encumbrances, other than Permitted Encumbrances, (iii) the Equipment and the Vehicles include all material tangible personal property Seller used in the operation of the Business during the twelve (12) month period immediately prior to the date of this Agreement, except for tangible personal property disposed of in the ordinary course of business prior to April 1, 2010, and (iv) the Equipment and the Vehicles are in good order, repair and operating condition, subject only to the effects of ordinary wear and tear and depreciation arising from lapse of time or normal and proper use.

2.13                        Employees.  Attached hereto as Schedule 2.13 is a list of all of Seller’s employees (the “Employees”) and the Employees’ current rates of pay and original dates of hire.  There are no disputes pending or, to the Knowledge of Seller or Parent, threatened, between Seller and any Employees of Seller.  Except as set forth on Schedule 2.13, the Employees are all terminable at will, and Seller has no obligation for severance pay to any of the Employees and will not have any such obligation as a result of the Acquisition or the other transactions contemplated hereby.  Except as noted in Schedule 2.13, the Employees constitute all persons currently used by Seller in Seller’s operation and conduct of the Business.

Seller is and has been in material compliance with all laws, rules, and regulations involving any employment matters, including wages or hours of employees, benefit plans and all obligations of Seller relating to the Employees and all former employees of Seller (the “Former Employees”), whether arising by operation of law or by contract, have been satisfied, or will be timely satisfied by Seller.

Schedule 2.13 also identifies all Employees on leave of absence and all Employees, Former Employees, and their respective dependents and qualified beneficiaries receiving group health and welfare benefits, or eligible to receive group health and welfare benefits, pursuant to the requirements of COBRA.  Notice of the availability of health care continuation coverage for Employees, Former Employees, and their respective dependents and qualified beneficiaries, as required by COBRA, has been provided to all persons entitled thereto, and all persons properly electing such coverage are being (or have been, if applicable) provided such coverage.

2.14                        Employee Plans.  The Seller has never contributed to or sponsored a defined benefit pension plan within the meaning of Section 3(2) of ERISA.

2.15                        Assumed Contracts.  Except for any Assumed Warranty Liabilities in existence on the date of this Agreement and except as disclosed on Schedule 2.15 attached hereto,

(a)                                 Seller has fulfilled all of its obligations under the Assumed Contracts that were required to be fulfilled prior to the date hereof;

(b)                                 Seller has not defaulted under any of the Assumed Contracts, nor has any event occurred which, with the giving of notice, the lapse of time and/or other action or inaction, would constitute a default by Seller under any of the Assumed Contracts;

(c)                                  no consent of any party to any of the Assumed Contracts is required for the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than as set forth in Schedule 2.4, and except under the Scheduled Contracts with respect to the assignment of the Scheduled Contracts to Acquisition Sub, all such consents have been obtained by Seller on or prior to the date of this Agreement;

(d)                                 There has been no material default under any of the Assumed Contracts by the other parties to the Assumed Contracts at any time after January 1, 2009, and no event has occurred since January 1, 2009 which, with the giving of notice, the lapse of time and/or other action or inaction, would constitute a material default under any of the Assumed Contracts by the other parties to the Assumed Contracts; and

(e)                                  Seller has not assigned any of its rights or interests in any Assumed Contract to any person, and all of the Assumed Contracts are, and immediately after the sale and assignment of the Assumed Contracts to Acquisition Sub as contemplated by this Agreement shall continue to be, in full force and effect and valid, binding and enforceable in accordance with their respective terms, in each case, except for such failure to be in full force and effect and valid, binding and enforceable that have been caused by a party to such Assumed Contract other than Seller or Parent.

Seller has provided Acquisition Sub or ITS with true, correct and complete copies of all of the Assumed Contracts.  All information regarding the Business Contracts as set forth in Schedule 1.1(a)(vi) is true, correct and complete, including the commencement date of each Business Contract.

2.16                        Compliance with Law.  Seller has complied in all material respects with all applicable laws, rules, regulations, ordinances, and judicial decrees applicable to the Business or the Assets.

2.17                        No Rebates or Discounts.  Seller has not granted any rebates or cash discounts to any customer in connection with any of the Assumed Contracts, other than as a normal and ordinary trade term to encourage early payment by customers.

2.18                        Tax Matters.  Except as disclosed in Schedule 2.18, (a) all Tax Returns (as defined in Section 1.3(b)) relating to the Business or the Assets that are required to have been filed have been filed on a timely basis with the appropriate authorities, (b) all such Tax Returns are true, correct and complete in all respects, (c) Seller has paid all Taxes shown to have been due on such Tax Returns, (d) Seller has collected or withheld all Taxes or other amounts relating to the Employees, the Former Employees, the Assets and/or the Business that Seller was required to collect or withhold, (e) there is no pending, or to the Knowledge of Seller or Parent, threatened, audit, examination, investigation, claim, or proceeding relating to Taxes, (f) no statute of limitations with respect to any Tax relating to the Business or the Assets and no due date of any Tax Returns relating to the Business or the Assets that Seller is required to file has been extended, and (g) there are no Encumbrances on any of Seller’s assets that arose in connection with any failure or asserted failure to pay any Tax when due.  Seller shall timely file with the appropriate authorities all Tax Returns as may be required to be filed by Seller at any time in the future, all of which Tax Returns shall be true, correct and complete in all respects, and Seller shall timely and fully pay all Taxes payable pursuant to such Tax Returns.

2.19                        Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finders’, or other commission or fee in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or Parent.

2.20                        No Encumbrances.  Seller has the full right, capacity, power and authority to sell the Assets to Acquisition Sub as provided herein, and Seller is transferring all of the Assets to Acquisition Sub free and clear of all Encumbrances, other than the Permitted Encumbrances.  No representation or warranty is made pursuant to this Section 2.20 with respect to Intellectual Property matters.

2.21                        Name of Seller.  Seller has only conducted the Business under the name “Cardinal Software, Inc.”, and there are no security interests, financing statements, mortgages, deeds of trust or other liens, claims, demands or Encumbrances existing or filed of record with respect to the Business or the Assets utilizing any other names for Seller.

2.22                        Scope of Assets.  The Assets constitute all of the assets (except for the Excluded Assets) used or held for use by Seller in the Business as now conducted.

2.23                        Omitted.

2.24                        Compliance of Software with All Laws.  All software owned by Seller, including the Cardinal/400 software, and all operations, functions, calculations and processes of all such software, and all output produced by such software, comply in all material respects with all applicable laws, rules, regulations and ordinances as in existence on the date of this Agreement.

2.25                        FFIEC Matters.  The last review and audit of Seller and the operations of Seller by the Federal Financial Institution Examining Council (“FFIEC”) was conducted in July 2009, and the FFIEC found no violations of law, any matters requiring attention or any remedial action by Seller or any other deficiencies or matters requiring any action by Seller.  A copy of the report and other information generated by the FFIEC in connection with such review and audit has, to the extent permitted by applicable law, been previously provided to ITS and Acquisition Sub.

2.26                        No Other Material Information.  No representation or warranty by Seller or Parent in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the representations and warranties contained herein not misleading.

The phrase “to the Knowledge of Seller or Parent” as used in this Agreement means the actual knowledge of R. H. Seale III, Richard (Jace) Day, David Nelson and Matt Flake; provided, however, that knowledge shall not be imputed for this purpose to any such individual by virtue of such individual’s duties or responsibilities on behalf of Seller or Parent. The words “material”, “materially”, and any other derivations thereof as used in this Article 2 mean and include, but without limitation, that (i) the agreement, document or instrument in question, (ii) the occurrence or nonoccurrence of the fact, event, matter, thing or other circumstance in question, (iii) the breach of the representation, warranty or covenant in question, or (iv) the information in question, as the case may be, will have, or may reasonably be anticipated to have, an effect, individually of $25,000 or more, or in the aggregate across all such matters of $100,000 or more, on the operations or conduct of the Business or upon the Assets.

Article 3.
REPRESENTATIONS AND WARRANTIES OF ITS AND ACQUISITION SUB

ITS and Acquisition Sub, jointly and severally, represent and warrant to Seller as follows:

3.1                               Organization, Standing and Power.  ITS and Acquisition Sub are each an Iowa corporation, and each are duly organized, validly existing and in good standing under the laws of the State of Iowa.  Neither ITS nor Acquisition Sub is a “foreign person” within the meaning of Section 1445(f) of the Code.

3.2                               Authority.  The execution and delivery of this Agreement and the agreements, documents and instruments contemplated hereby by ITS and Acquisition Sub, and the performance by ITS and Acquisition Sub of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action, and this Agreement and the agreements, documents and instruments contemplated hereby constitute the valid and binding obligation of ITS and Acquisition Sub, enforceable against each of them in accordance with their respective terms.

3.3                               No Violations.  The execution and delivery by ITS and Acquisition Sub of this Agreement and the agreements, documents and instruments contemplated hereby and the consummation by each of them of the transactions contemplated hereby and thereby shall not (i) contravene any provisions of ITS’s or Acquisition Sub’s respective charter or by-laws, (ii) constitute a default (or an event that might, with the passage of time or the giving of notice or both, constitute a default) or give rise to any right to terminate, cancel, or accelerate or to any loss of benefit under any lease, indenture, mortgage, loan, credit agreement, or any other agreement to which ITS or Acquisition Sub is a party or by which they or any of their respective assets are bound, (iii) violate or constitute a breach of any decision, judgment, or order of any Governmental Agency by which ITS or Acquisition Sub is bound, or (iv) violate any law, rule, or regulation by which ITS or Acquisition Sub is bound.

3.4                               No Consents or Approvals of Governmental Agency or Others. ITS and Acquisition Sub are not required to obtain any approval, authorization of, consent, order of or waiver by, or make any declaration, filing or registration with, any Governmental Agency or any third party in connection with the execution and delivery of this Agreement by ITS or Acquisition Sub or the performance by ITS or Acquisition Sub of the transactions contemplated hereby.

ARTICLE 4.
REMEDIES

4.1                               Survival.  The representations and warranties of the parties set forth in, respectively, Article 2 and Article 3, and the obligation of the respective parties to provide indemnity pursuant to this Article 4 with respect to any breach or default of any such representations and warranties, shall survive until the date which is twenty-four (24) months after the date of this Agreement; provided, however, that the representations and warranties set forth in Sections 2.2, 2.11, 2.18 and 2.20 (the “Extended Representations”) shall survive, and indemnity pursuant to this Article 4 shall be available, for the applicable statute of limitations period, and (iii) indemnity pursuant to this Article 4 shall in all events be available for the applicable statute of limitations period for any fraudulent, willful or intentional breach or default of any representation or warranty set forth in Article 2 or Article 3.

4.2                               Indemnification of Acquiror Indemnitees.  Subject to the other terms of this Article 4, ITS and Acquisition Sub and their respective successors and permitted assigns, and the officers, employees, directors and stockholders of ITS, Acquisition Sub and their respective affiliates, agents and representatives (collectively, including ITS and Acquisition Sub, the “Acquiror Indemnitees”), shall be indemnified by Seller for the amount of any losses, damages, claims, fines, penalties, costs and/or expenses (including reasonable fees and expenses of outside attorneys), reasonable costs of investigation (including reasonable fees and expenses of outside accountants, consultants and experts), amounts paid in settlement, court costs and other expenses of litigation (collectively, “Damages”), actually incurred by an Acquiror Indemnitee arising out of, relating to or resulting from, directly or indirectly, any:

(a)                                 breach of any representation or warranty made by Seller or Parent in this Agreement or in any Related Agreement; or

(b)                                 breach of any covenant or agreement of Seller or Parent in this Agreement or in any Related Agreement.

4.3                               Indemnification of Seller Indemnitees.  Subject to the other terms of this Article 4, Seller and Parent and their respective successors and permitted assigns, and the officers, employees, directors and stockholders of Seller, Parent and their respective affiliates, agents and representatives (collectively, the “Seller Indemnitees;” and together with the Acquiror Indemnitees, the “Indemnitees”), shall be indemnified by ITS and Acquisition Sub for the amount of any Damages actually incurred by a Seller Indemnitee arising out of, relating to or resulting from, directly or indirectly, any:

(a)                                 breach of any representation or warranty made by ITS or Acquisition Sub in this Agreement or in any Related Agreement; or

(b)                                 breach of any covenant or agreement of ITS or Acquisition Sub in this Agreement or in any Related Agreement.

4.4                               Exclusive Remedy Under this Agreement; Limitations.

(a)                                 Each party hereby acknowledges and agrees that its sole and exclusive remedy with respect to (i) any and all claims relating to the representations, warranties, covenants and agreements contained in this Agreement, and (ii) other claims pursuant to or in connection with this Agreement (“Agreement Claims”) shall be pursuant to the indemnification provisions set forth in this Article 4; provided, however, that nothing in this Section 4.4(a) or otherwise in this Article 4 shall limit (i) the right of any party to (A) seek specific performance, injunctive or other equitable relief; (B) proceed against any person other than (i) a party to this Agreement, (ii) Parent, (iii) the successors and permitted assigns of Parent or a party to this Agreement, (iv) the officers, employees, directors and stockholders of Parent or any party to this Agreement and (v) the respective affiliates, agents and representatives of any of the foregoing, or (C) litigate in an appropriate forum its right to receive indemnification under this Article 4. Nothing in this Section 4.4(a) shall limit ITS’s and Acquisition Sub’s rights and remedies as set forth in the Indemnification Agreement (but the rights and remedies against Parent thereunder shall be limited to the same extent as the rights and remedies against Seller are limited hereunder).  Without limiting the generality of the foregoing, this Section 4.4 is not applicable to the various agreements, documents and instruments contemplated by this Agreement, including the Assignment and Assumption Agreement, the License Agreement, the Transition Agreement, the SPNC Agreement, the SP Employee NC Agreement or the RFR Agreement.

(b)                                 Notwithstanding anything to the contrary in this Article 4, other than the following provisions of this Section 4.4(b), the Acquiror Indemnitees shall not be entitled to indemnification for any Damages with respect to Agreement Claims (“Agreement Damages”) until the aggregate amount of the Acquiror Indemnitees’ Agreement Damages (including legal fees) exceeds $100,000 (the “Indemnity Basket”), but once the claims for Agreement Damages exceed the Indemnity Basket, the Acquiror Indemnitees shall be indemnified for all Agreement Damages, including the $100,000 comprising the Indemnity Basket; provided, however, that the aggregate indemnification obligation of Seller with respect to Agreement Damages shall in no event exceed $2,500,000, comprised of the following:  (i) Seller shall be solely responsible for, and shall pay, the first $1,000,000 of Agreement Damages (including the Indemnity Basket), and (ii) Seller shall be responsible for, and shall pay, one-half of the next $3,000,000 of Agreement Damages, resulting in a possible aggregate liability of $1,500,000 under this subclause (ii), and a possible total aggregate liability of $2,500,000 under subclauses (i) and (ii).  Notwithstanding the foregoing or any other term or condition of this Agreement, or otherwise, which is or may appear to be to the contrary, however, the Acquiror Indemnitees shall be entitled to indemnification from Seller for Agreement Damages with no limitation by the Indemnity Basket, and there shall be no limitation (other than as set forth in Section 4.6 below) on the indemnification obligation of Seller, with respect to any Agreement Damages arising out of, relating to or resulting from, directly or indirectly, (i) any fraudulent, willful or intentional breach by Seller of this Agreement, or (ii) any breach of any of the Extended Representations.

(c)                                  No Indemnitee shall be entitled to recover any Agreement Damages in excess of the direct damages suffered by such Indemnitee, and each of ITS, Acquisition Sub and Seller, on its behalf and on behalf of its Indemnitees, hereby waives any right to recover indirect, special, consequential, punitive or exemplary damages with respect to Agreement Claims; provided, however, that this subparagraph (c) shall not be applicable to, and accordingly shall not limit the type of Damages that may be recovered with respect to, or otherwise arising out of, relating to or resulting from, directly or indirectly, (i) any fraudulent, willful or intentional breach of this Agreement or (ii) any breach of the Extended Representations.

(d)                                 An Indemnitees’ right to indemnification for any Agreement Damages shall be reduced by any insurance or other third party indemnification proceeds as may be actually recovered by the Indemnitee prior to receiving indemnification pursuant to this Article 4.  Each Indemnitee shall use reasonable efforts to claim and recover any Agreement Damages suffered by the Indemnitee under any such insurance policies.  None of ITS, Acquisition Sub or Seller are, however, required to carry any insurance that might cover any Agreement Claims or any Agreement Damages.

(e)                                  Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein will give rise to any right on the part of any party to rescind this Agreement.

(f)                                   For purposes of this Article 4, in determining the amount of Damages arising out of, relating to or resulting from, directly or indirectly, a breach of a representation or warranty in this Agreement (but not for purposes of determining whether there has been a breach), all materiality qualifiers will be ignored.  Each Indemnitee shall take all reasonable steps to mitigate all Damages after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

4.5                               Exclusive Remedy Under Related Agreements; Limitations.

(a)                           Each party hereby acknowledges and agrees that its sole and exclusive remedy with respect to (i) any and all claims relating to the representations, warranties, covenants and agreements contained in the Related Agreements (as defined below), and (ii) other claims pursuant to or in connection with the Related Agreements (“Related Agreement Claims”) shall be pursuant to the indemnification provisions set forth in this Article 4; provided, however, that nothing in this Section 4.5(a) or otherwise in this Article 4 shall limit (i) the right of any party to (A) seek specific performance, injunctive or other equitable relief; (B) proceed against any person other than (i) a party to this Agreement, (ii) Parent, (iii) the successors and permitted assigns of Parent or a party to this Agreement, (iv) the officers, employees, directors and stockholders of Parent or any party to this Agreement and (v) the respective affiliates, agents and representatives of any of the foregoing, or (C) litigate in an appropriate forum its right to receive indemnification under this Article 4.  Nothing in this Section 4.5(a) shall limit ITS’s and Acquisition Sub’s rights and remedies as set forth in the Indemnification Agreement (but the rights and remedies against Parent thereunder shall be limited to the same extent as the rights and remedies against Seller are limited hereunder).  The term “Related Agreements” for purposes of this Agreement means the Bill of Sale, the Assignment and Assumption Agreement, the Transition Agreement, the SPNC Agreement and the RFR Agreement, as all the same may be amended or restated from time to time.

(b)                                 The Acquiror Indemnities shall be entitled to indemnification for Damages with respect to Related Agreement Claims (“Related Agreement Damages”) without regard to any indemnity basket or other limitations, except only as set forth in Section 4.6 below.

(c)                                  No Indemnitee shall be entitled to recover any Related Agreement Damages in excess of the direct damages suffered by such Indemnitee, and each of ITS, Acquisition Sub and Seller, on its behalf and on behalf of its Indemnitees, hereby waives any right to recover indirect, special, consequential, punitive or exemplary damages with respect to Related Agreement Claims; provided, however, that this subparagraph (c) shall not be applicable to, and accordingly shall not limit the type of Damages that may be recovered with respect to, or otherwise arising out of, relating to or resulting from, directly or indirectly, any fraudulent, willful or intentional breach of any Related Agreement.

(d)                                 An Indemnitee’s right to indemnification for any Related Agreement Damages shall be reduced by any insurance or other third party indemnification proceeds as may be actually recovered by the Indemnitee prior to receiving indemnification pursuant to this Article 4.  Each

Indemnitee shall use reasonable efforts to claim and recover any Related Agreement Damages suffered by the Indemnitee under any such insurance policies.  None of ITS, Acquisition Sub or Seller are, however, required to carry any insurance that might cover any Related Agreement Claims or any Agreement Damages.

4.6                               Aggregate Limitation on Agreement Damages and Related Agreement Damages.  Notwithstanding anything to the contrary in this Article 4, Seller’s aggregate indemnification obligation for Agreement Damages and for Related Agreement Damages shall not exceed the Purchase Price, except that this Section 4.6 is not applicable to, and there is no limit on Seller’s or Parent’s liability for, any Agreement Damages and/or Related Agreement Damages that may be recovered with respect to, or otherwise arising out of, relating to or resulting from, directly or indirectly, any fraudulent, willful or intentional breach of any term or condition of this Agreement or any Related Agreement.

4.7                               Notice of Claims and Procedures.

(a)                                 An Indemnitee will give the indemnifying party prompt written notice of any claim for Damages (whether Agreement Damages, Related Agreement Damages, or otherwise), for which the Indemnitee proposes to demand indemnification, (1) by a Person that is not a party to this Agreement (such a claim, being a “Third Party Claim”) or (2) that does not involve a Third Party Claim, in each case specifying the amount and nature of such claim (to the extent known) (such notice being the “Claim Notice”).  Thereafter, the Indemnitee will give the indemnifying party, promptly after the Indemnitee’s receipt thereof, copies of all documents (including court papers) received by the Indemnitee relating to any Third Party Claim.

(b)                                 Within thirty (30) days after receiving the Claim Notice (or sooner as is reasonably necessary, in the case of a Third Party Claim), the indemnifying party shall give written notice to the Indemnitee stating whether it in good faith disputes the claim for indemnification and whether it will defend against any Third Party Claim at its own cost and expense.  If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of the Claim Notice thereof (or sooner as is reasonably necessary, in the case of a Third Party Claim), it shall be deemed to have accepted and agreed to the claim, and the amount of indemnification to which the Indemnitee shall be entitled under this Article 4 shall be determined: (i) by the written agreement between the indemnifying party and the Indemnitee; (ii) by a final, non-appealable judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the indemnifying party and the Indemnitee shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c)                                  The following procedures shall apply with respect to the Third Party Claims.

(i)                                     The indemnifying party and the Indemnitee will cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to the other (and its legal counsel and other professional advisers with a reasonable need to know) all books and records in their possession relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(ii)                                  Promptly after receiving a Claim Notice with respect to a Third Party Claim, the indemnifying party will have the option to conduct the defense of such Third Party Claim, at the expense of the indemnifying party, except if (A) the aggregate amount of the potential obligations of the Indemnitee regarding such Third Party Claim exceeds the maximum indemnification obligations under this Article 4 regarding such Third Party Claim, (B) there is a reasonable probability that such Third Party Claim will materially adversely affect the Indemnitee, other than as a result of money damages, or (C) the indemnifying party fails to provide the Indemnitee with evidence reasonably satisfactory to the Indemnitee that the indemnifying party has the financial resources to actively and diligently conduct the defense of such Third Party Claim.  In any of those events, the Indemnitee may conduct the defense of the Third Party Claim, but at the indemnifying party’s cost and expense and without in any way releasing the indemnifying party of its indemnification obligations under this Article 4.  To elect to conduct such defense, the indemnifying party must give written notice of such election to the Indemnitee within 30 days (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights) after the Indemnitee gives the corresponding Claim Notice to the indemnifying party; otherwise, such right to conduct such defense will be deemed waived, in which event the Indemnitee may conduct the defense of the Third-Party Claim, but at the indemnifying party’s cost and expense and without in any way releasing the indemnifying party of its indemnification obligations under this Article 4.  If the indemnifying party validly makes such election, it will nonetheless lose such right to conduct such defense if it fails to continue to actively and diligently conduct such defense, in which event the Indemnitee may conduct the defense of the Third-Party Claim, but at the indemnifying party’s cost and expense and without in any way releasing the indemnifying party of its indemnification obligations under this Article 4.

(iii)                               If the indemnifying party conducts the defense of such Third Party Claim, then (A) the Indemnitee may participate, at its own expense (except that the indemnifying party will be responsible for the fees and expenses of the Indemnitee’s counsel (but not more than one law firm per jurisdiction) if the Indemnitee reasonably concludes that counsel to the indemnifying party has a conflict of interest), in such defense (including any proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such defense, (B) the indemnifying party will keep the Indemnitee reasonably informed of all matters material to such defense and Third Party Claim at all stages thereof, (C) there will be no compromise or settlement of such Third Party Claim without the consent of the Indemnitee (which consent will not be unreasonably withheld, but which must in all events include a full and final settlement and release of the Indemnitee with respect to all of the claims in question) and (D) the indemnifying party’s election to conduct the defense of such Third Party Claim will not conclusively establish the applicability of the indemnification obligations under this Agreement with respect to such Third Party Claim hereunder.

(iv)                              No Indemnitee will have the right to compromise or settle a Third Party Claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld, delayed or conditioned.  Any such consent will not conclusively establish the applicability of the indemnification obligations under this Agreement with respect to such Third Party Claim hereunder.

ARTICLE 5.
GENERAL PROVISIONS

5.1                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed sent, given and delivered: (i) immediately if given by personal delivery, (ii) one day after deposit with an overnight delivery service, (iii) one day after being sent via facsimile (with electronic confirmation of receipt) and (iv) three days after deposit in the mail via registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)                                 if to ITS or Acquisition Sub, to:

ITS Acquisition Sub, Inc.

6700 Pioneer Parkway

Johnston, Iowa 50131

Attention: Michael K. Hollinger

(b)                                 if to the Seller, to:

Cardinal Software, Inc.

9430 Research Blvd.

Building 4, Suite 400

Austin, Texas 78759

Attention: R. H. Seale III

With a copy to (which shall not constitute notice):

DLA Piper US LLP

401 Congress Avenue, Suite 2500

Austin, Texas 78701

Attention: John J. Gilluly III, PC

5.2                               Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of an original counterpart signature page.

5.3                               Entire Agreement; Assignment.  This Agreement and the agreements, documents, instruments and certificates delivered pursuant hereto, including the exhibits and the schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement may be assigned by any party to this Agreement without the consent of any of the other parties to this Agreement, but any such assignment shall not relieve the assigning party of any of the duties, obligations or liabilities of the assigning party under this Agreement, including the assigning party’s indemnification obligations under Article 4, and the assignee in any such assignment shall also be deemed to have the obligations of the assigning party under this Agreement.

5.4                               Amendment; Waiver.  This Agreement may be amended and any provision hereof may be waived at any time, in each case, only by execution of a separate instrument in writing signed by each of ITS, Acquisition Sub and Seller.

5.5                               Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

5.6                               Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of choice of law or conflicts of law.

5.7                               Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  The term “person” as used in this Agreement includes individuals and all types and forms of entities,  including corporations, limited liability companies and partnerships and including public or governmental bodies, agencies or instrumentalities.  The words “include” and “including” are used in this Agreement in a nonexclusive manner and fashion, that is so as to include, but without limitation, the facts, items, matters or other things in question.

5.8                               Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

5.9                               Waiver of Jury Trial.  Each of the parties hereby unconditionally waives any right to a jury trial with respect to and in any action, proceeding, claim, counterclaim, demand or other matter whatsoever arising out of this Agreement or any agreement, document or instrument contemplated by this Agreement.

5.10                        ITS Guarantee.  ITS hereby irrevocably guarantees that Acquisition Sub will timely perform all of its obligations under this Agreement.

5.11                        Mutual Non-Solicitation.  From the date of this Agreement through the third anniversary of the date of this Agreement, neither Seller nor Parent shall directly or indirectly solicit for employment or hire any person that is (i) then employed by ITS or Acquisition Sub or (ii) has been employed by ITS or Acquisition Sub within the preceding 3 months (unless such person has been terminated by ITS or Acquisition Sub).  From the date of this Agreement through the third anniversary of the date of this Agreement, neither ITS nor Acquisition Sub shall directly or indirectly solicit for employment or hire any person (i) that is then employed by Parent or any subsidiary of Parent or (ii) that has been employed by Parent or any subsidiary of Parent within the preceding 3 months (unless such person has been terminated by Parent or any subsidiary of Parent).  Notwithstanding the foregoing, this Section 5.11 does not prohibit or restrict Seller, Parent, ITS or Acquisition Sub from soliciting individuals for employment through general advertising and other methods of locating, soliciting or recruiting prospective employees which are not directed to any named individual or through employment, head hunter or other agencies which locate, solicit or recruit prospective employee candidates.

5.12                        Consent to Jurisdiction.  Notwithstanding anything herein to the contrary, any claim or dispute arising out of or related to this Agreement or the Related Agreements (other than the SPNC Agreement) or the interpretation, making, performance or breach thereof, shall be finally and exclusively settled by any United States or state court, in each case, sitting anywhere in Delaware.  Acquisition Sub, ITS and Seller each hereby submit to the jurisdiction of any such court and each agree that all claims and counterclaims in respect of any such action or proceeding may be heard and determined in any such court; provided, however, that actions or proceedings to enforce any decrees, orders, judgments, decisions or awards by such court may be brought in any other court with jurisdiction.

5.13                        Confidentiality of Agreements by Acquisition Sub and ITS.  Acquisition Sub and ITS covenant and agree that Acquisition Sub and ITS will not at any time, directly or indirectly, disclose the terms of this Agreement or of the agreements, documents or instruments contemplated hereby (collectively, the “Transaction Agreements”) to any person; provided, however that Acquisition Sub and

ITS may disclose the terms of the Transaction Agreements to the Prospective Person (as defined below) in connection with a ITS Transaction (as defined below); provided, however, that Acquisition Sub and ITS shall give Parent notice of any disclosure of the Transaction Agreements in connection with a proposed ITS Transaction and Acquisition Sub and ITS shall in all events be and remain liable and responsible for assuring that the Prospective Person utilizes the Transaction Agreements only in connection with analyzing the proposed ITS Transaction and otherwise maintains the confidentiality of the Transaction Agreements.  The term “ITS Transaction” means a bona fide, arms length transaction between Acquisition Sub and/or ITS and the Prospective Person in question for (i) the sale of all or substantially all of the assets of Acquisition Sub or ITS to the Prospective Person, or of the Prospective Person to Acquisition Sub or ITS; (ii) the merger or consolidation of Acquisition Sub and/or ITS with or into the Prospective Person or of the Prospective Person with or into Acquisition Sub or ITS; (iii) the purchase by the Prospective Person of any equity or debt issued by Acquisition Sub or ITS; or (iv) the loan of funds by the Prospective Person to Acquisition Sub and/or ITS.  The term “Prospective Person” means the other person (besides Acquisition Sub and/or ITS) to the ITS Transaction.

Schedules:

1.1(a)(i) -                                              List of Real Property Leases

1.1(a)(iv) -                                       List of Equipment

1.1(a)(v)(A) -                         List of Equipment Leases (Seller as lessor or sublessor)

1.1(a)(v)(B) -                         List of Equipment Leases (Seller as lessee or sublessee)

1.1(a)(vi) -                                       List of Business Contracts

1.1(a)(vii) -                                    List of Prepaid Expenses

1.1(a)(viii) -                                 List of Intangible Personal Property

1.1(a)(ix) -                                       List of Business Licenses

1.1(a)(x) -                                          List of Vehicles

1.1(a)(xi) -                                       List of Security Deposits

1.1(a)(xiv)-                                   List of Certain Other Assets

1.1(b)(v) -                                          List of Personal Property Included In the Excluded Assets

1.1(b)(vii) -                                    List of Existing Litigation

1.1(b)(x) -                                          List of Certain Excluded Assets

1.3(a)(ii) -                                           List of Terminated Business Contracts and Related Information

1.4(b)(iv)                                              Scheduled Contracts

1.6(e) -                                                          ST States and ST Amounts

2.4 -                                                                        List of Other Seller Consents

2.6(a) -                                                         Copies of Financial Statements and Interim Financial Statements

2.6(c) -                                                          List of Accounts Receivable

2.8 -                                                                        List of Warranties and Warranty Claims

2.9 -                                                                        Customer Notices

2.10 -                                                                 List of Owned Intellectual Property and Third-Party Intellectual Property

2.11 -                                                                 List of Leased Real Property and Leased Property Leases

2.12 -                                                                 Equipment and Vehicle Matters

2.13 -                                                                 Employee Information

2.15 -                                                                 Assumed Contracts Matters

2.18 -                                                                 Tax Matters

Exhibits

A -                                Assignment and Assumption Agreement [Section 1.2(a)]

B -                                Bill of Sale [Section 1.4(b)(i)]

C -                                Noncompete and Confidentiality Agreement - Seller and Parent [Section 1.4(b)(vi)]

D -                                Right of First Refusal Agreement [Section 1.4(b)(viii)]

E -                                 Transition Services Agreement [Section 1.4(b)(ix)]

F -                                  Indemnification Agreement [Section 1.4(b)(x)]

G -                                Copyright, Mark and Domain Name Assignments [Section 1.4(b)(xii)]

H -                               Noncompete and Confidentiality Agreement - R. H. Seale III [Section 1.4(c)]

I -                                    License Agreement - Q2 Software, Inc. [Section 1.4(c)]

J -                                    Amendments to Q2 Software, Inc. Agreements [Section 1.4(b)(xii)

K. -                            Amendment to Master Source Code Escrow Agreement [Section 1.4(b)(xii)]

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed and delivered by each of the parties hereto, all as of the date first written above.

ITS, INC.

By:	/s/ Michael K. Hollinger
Name:	Michael K. Hollinger
Title:	Chief Executive Officer

ITS ACQUISITION SUB, INC.

By:	/s/ Michael K. Hollinger
Name:	Michael K. Hollinger
Title:	President

CARDINAL SOFTWARE INC.

By:	/s/ R.H. Seale
Name:	R. H. Seale, III
Title:	Chief Executive Officer